The Board of Directors of Peoples Financial Services Corp. announced the approval of a plan to purchase, in open market and privately negotiated transactions, up to 5% of the outstanding common stock of the Corporation over the next 12 month period. During this time, the Board will review the progress of the plan at three-month intervals. Available excess capital is expected to provide the needed funds.

It is the belief of the Board of Directors that this opportunity to purchase these shares at the current market price is very attractive for the Company and its shareholders as well as improving our Return on Equity and earnings per share.

Peoples Financial Services Corp. is the parent company of Peoples National Bank, an independent community bank headquartered in Hallstead, Susquehanna County, PA. Community offices are located in the Hallstead Shopping Plaza, Hop Bottom, Montrose, and Susquehanna in Susquehanna County and in Nicholson, Tunkhannock, and Meshoppen in Wyoming County.